Exhibit 10.4.3
PERFORMANCE UNIT AWARD AGREEMENT
This Performance Unit Award Agreement (this “Agreement”), dated as of the 22nd day of July, 2015 (the “Grant Date”), is between AngioDynamics, Inc., a Delaware corporation (the “Company”), and the (“Participant”), an employee of the Company or any of its affiliates or subsidiaries and whose name appears on the signature page hereto. All capitalized terms not otherwise defined herein shall have the meaning ascribed thereto in either the AngioDynamics 2004 Stock and Incentive Award Plan, as amended (the “Plan”) or in the Total Shareholder Return Performance Unit Award Program (the “Program”) for the period beginning July 22, 2015 and ending on the date that is the second trading day following the Company’s annual earnings announcement for the fiscal year ending May 31, 2018 (the “Performance Period”).

1. Grant and Acceptance of Award. Effective as of the Grant Date, the Company hereby grants to the Participant a Performance Unit Award (the “Performance Unit Award”), subject to the terms and conditions set forth in this Agreement, the Program and the Plan, with respect to [TARGET AMOUNT] (the “Target Amount”) shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”). The grant of this Performance Unit Award shall not confer any right to the Participant (or any other participant) to be granted any Performance Unit Awards in the future under the Program.

2. Eligibility Conditions upon Performance Unit Award. The Participant hereby acknowledges the vesting of any shares of Common Stock underlying the Performance Unit Award is subject to certain eligibility, performance and other conditions set forth herein. All shares of Common Stock vested pursuant to the terms of this Agreement, the Program and the Plan shall be issued to the Participant as soon as practicable (and in all events within sixty (60) days) after the end of the Performance Period.

3. Satisfaction of Performance-Based Conditions. Subject to the eligibility conditions described in Section 7 of this Agreement, except as otherwise provided in Sections 5, 6 and 8 of this Agreement, and the satisfaction of the performance conditions set forth on Appendix A to this Agreement during the Performance Period, shares of Common Stock subject to the Performance Unit Award will vest pursuant to the terms and in accordance with the conditions set forth in the Program. Except as set forth in Sections 5, 6 and 8 of this Agreement, no shares of Common Stock in settlement of vested shares of Common Stock underlying the Performance Unit Award shall be issued to the Participant prior to the end of the Performance Period.

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4. Participant’s Rights in Common Stock. The shares of Common Stock, if and when issued hereunder, shall be registered in the name of the Participant and evidenced in the manner as the Company may determine. During the period prior to the issuance of Stock (including any Vesting Date according to the Vesting Schedule), the Participant will have no rights of a stockholder of the Company with respect to the Common Stock underlying the Performance Unit Award, including no right to receive dividends or vote the shares of Common Stock underlying each Performance Unit Award.

5. Death. In the event that the Participant’s employment with the Company or its subsidiaries or affiliates is terminated due to death on or after the Grant Date, but prior to the end of the Performance Period, the Performance Unit Award shall remain eligible to vest following the end date of the Performance Period (subject to satisfaction of the performance conditions set forth on Appendix A to this Agreement) and the Participant shall receive a pro-rated portion of the Common Stock underlying the Performance Unit Award that would otherwise vest based on performance on the Vesting Date, with the pro-rata portion based on the Participant’s whole months of service with the Company during the Performance Period prior to the date of such termination; provided that a partial month of employment will be considered a whole “month of service” for purposes of this Agreement only if the Participant was employed by the Company for at least fifteen (15) days during such month. Any portion of the Performance Unit Award that remains unvested on the Vesting Date (after giving effect to such pro-ration) shall be considered to have terminated on the Vesting Date. The Participant may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under this Agreement is to be paid in case of his or her death before he or she receives any or all such benefit. Each such designation shall revoke all prior designations by the Participant, shall be in a form prescribed by the Company, and will be effective only when filed by the Participant in writing with the Secretary of the Company during the Participant’s lifetime. In the absence of any such designation, benefits remaining unpaid at the Participant’s death shall be paid to the Participant’s estate.

6. Retirement or Disability. In the event that the Participant’s employment with the Company or its subsidiaries or affiliates is terminated due to Retirement or Disability on or after the Grant Date, but prior to the end of the Performance Period, the Performance Unit Award shall remain eligible to vest following the end date of the Performance Period (subject to satisfaction of the performance conditions set forth on Appendix A to this Agreement) and the Participant shall receive a pro-rated portion of the Common Stock underlying the Performance Unit Award that would otherwise vest based on performance on the Vesting Date, with the pro-rata portion based on the Participant’s whole months of service with the Company during the Performance Period prior to the date of such termination; provided that a partial month of employment will be considered a whole “month of service” for purposes of this Agreement only if the Participant was employed by the Company for at least fifteen (15) days during such month. Any portion of the Performance Unit Award that remains unvested on the Vesting Date (after giving effect to such pro-ration) shall be considered to have terminated on the Vesting Date.

7. Other Termination of Employment -- Eligibility Conditions. If the Participant’s employment with the Company and its affiliates or subsidiaries is terminated or the Participant separates from the Company and its affiliates or subsidiaries for any reason other than death, Retirement or Disability, the Performance Unit Award shall terminate and no shares of Common Stock shall be issued. Except as set forth in Sections 5, 6 and 8, eligibility to be issued shares of Common Stock underlying the Performance Unit Award is conditioned on the Participant’s continuous employment with the Company through the last day of the Performance Period.

8. Change in Control of the Company. Notwithstanding anything to the contrary in this Agreement, in the event of a Change in Control (as defined in the Program) of the Company on or after the Grant Date, but prior to the end of the Performance Period and prior to the Participant’s termination of employment for any reason, the Participant shall immediately vest in 100% of the Target Amount of shares of Common Stock subject to the Performance Unit Award. Notwithstanding anything to the contrary in this Agreement, in the event the Participant’s employment with the Company or any Subsidiary terminates due to one of the reasons expressly covered by Section 5 or Section 6 of this Agreement and a Change in Control of the Company occurs subsequent to such a termination of employment (but during the Performance Period), the pro-rata vesting provided for in such sections shall be based on the Target Amount of shares of Common Stock subject to the Performance Unit Award. Any shares of Common Stock subject to the Performance Unit Award that become vested pursuant to this Section 8 shall be issued to the Participant upon or as soon as practicable (and in all events within thirty (30) days) after the effective date of the Change in Control of the Company (or, if so provided by the Board of Directors, immediately prior to the Change in Control). In the event a Change in Control of the Company occurs following the last day of the Performance Period, prior to the Participant’s termination of employment for any reason, and prior to the date all vested shares of Common Stock underlying the Performance Unit Award are issued pursuant to Section 2 above, any shares of Common Stock subject to the Performance Unit Award that became vested pursuant to the terms of this Agreement and the Program shall be issued to the Participant upon or as soon as practicable (and in all events within thirty (30) days) after the effective date of the Change in Control of the Company (or, if so provided by the Company’s Board of Directors, immediately prior to the Change in Control).

9. Consideration for Stock. The shares of Common Stock underlying the Performance Unit Award that are issued pursuant to this Agreement and the Program will be issued for no cash consideration.

10. Issuance of Stock. The Company shall not be obligated to issue any shares of Common Stock underlying the Performance Unit Award that become vested pursuant to the terms of this Agreement and the Program until (i) all federal and state laws and regulations as the Company may deem applicable have been complied with; (ii) the shares have been listed or authorized for listing upon official notice to the Nasdaq Global Select Market or have otherwise been accorded trading privileges; and (iii) all other legal matters in connection with the issuance and delivery of the shares have been approved by the Company’s legal department.

11. Tax Withholding. The Participant acknowledges that he or she shall be responsible for the payment of any taxes of any kind required by any national, state or local law to be paid with respect to the Performance Unit Award or the shares of Common Stock to be awarded hereunder, including, without limitation, the payment of any applicable withholding, income, social and similar taxes or obligations. The Participant further acknowledges that the Company (1) makes no representations or undertakings regarding the treatment of any tax-related matters in connection with any aspect of this Agreement, including the grant of this Performance Unit Award, the vesting of any shares of Common Stock underlying this Performance Unit Award, the issuance of shares of Common Stock hereunder, the subsequent sale of any shares of Common Stock acquired hereunder and the receipt of any dividends; and (2) does not commit and is under no obligation to structure the terms of the grant or any aspect of the Performance Unit Award to reduce or eliminate the Participant’s liability for tax-related matters or achieve any particular tax result. Further, if the Participant becomes subject to tax and/or social security contributions in more than one jurisdiction between the Date of Grant and the date of any relevant taxable, tax and/or social security contribution withholding event, as applicable, the Participant acknowledges that the Company may be required to withhold or account for tax-related matters in more than one jurisdiction. Prior to any relevant taxable, tax and/or social security contribution withholding event, the Participant shall pay or make adequate arrangements satisfactory to the Company to satisfy all tax-related matters. In this regard, the Participant authorizes the Company, at its sole discretion, to satisfy the obligations with respect to tax-related matters by one or a combination of the following: (i) withholding from the Participant’s wages or other cash compensation paid to him or her by the Company; or (ii) withholding from the proceeds of the sale of shares of Common Stock acquired hereunder, either through a voluntary sale or through a mandatory sale arranged by the Company (on the Participant’s behalf pursuant to this authorization); or (iii) withholding in shares of Common Stock to be issued hereunder. To avoid negative accounting treatment, the Company will withhold or account for tax-related matters by considering applicable minimum statutory withholding amounts or other applicable withholding rates. If the obligation for tax-related matters is satisfied by withholding in shares of Common Stock, for tax purposes, the Participant will be deemed to have been issued the full number of shares of Common Stock subject to the vested portion of this Performance Unit Award, notwithstanding that a number of the shares of Common Stock is held back solely for the purpose of paying the tax-related matters due as a result of any aspect of the Participant’s participation in the Program. Finally, the Participant shall pay to the Company any amount of tax-related matters that the Company may be required to withhold or account for as a result of Participant’s participation in the Program that cannot be satisfied by the means described in this Section 11. The Company may refuse to issue or deliver shares of Common Stock or the proceeds of the sale of shares of Common Stock to the Participant if the Participant fails to comply with Participant’s obligation in connection with any tax-related matters.

12. Compliance with Section 409A. This Agreement is intended to comply with the requirements of Section 409A. Accordingly, all provisions herein shall be construed and interpreted to comply with Section 409A. This Agreement may be amended at any time, without the consent of any party, to avoid the application of Section 409A in a particular circumstance or that is necessary or desirable to satisfy any of the requirements under Section 409A, but the Company shall not be under any obligation to make any such amendment. Nothing in the Agreement shall provide a basis for any person to take action against the Company or any of its subsidiaries or affiliate based on matters covered by Section 409A, including the tax treatment of any amount paid or Performance Unit Award granted under this Agreement, and neither the Company nor any of its subsidiaries or affiliates shall under any circumstances have any liability to any participant or his or her estate or any other party for any taxes, penalties or interest due on amounts paid or payable under the this Agreement, including taxes, penalties or interest imposed under Section 409A. Notwithstanding any provision to the contrary in this Agreement, if shares of Common Stock or other amounts become issuable or distributable under this Agreement by reason of the Participant’s Separation from Service and the Participant is a “specified employee,” within the meaning of Section 409A, at the time of such Separation from Service, the shares of Common Stock shall not be issued or distributed to the Participant prior to the earlier of (i) the first day of the seventh (7th) month following the date of the Participant’s Separation from Service or (ii) the date of the Participant’s death, if such delayed commencement is otherwise required in order to avoid a prohibited distribution under Section 409A(a)(2). Upon the expiration of the applicable Section 409A(a)(2) deferral period, all shares of Common Stock underlying the Performance Unit Award issued pursuant to this Agreement or other amounts deferred pursuant to this Section 12 shall be issued or distributed in a lump sum to the Participant. For purposes of this Agreement, “Separation from Service” means the Participant’s separation from service as determined in accordance with Section 409A and the applicable standards of the Treasury Regulations issued thereunder.

13. Recapitalization. In the event there is any change in the Company’s Common Stock through the declaration of stock dividends or through recapitalization resulting in stock split-ups or through merger, consolidation, exchange of shares of Common Stock, or otherwise, the number and class of shares of Common Stock subject to this Performance Unit Award shall be equitably adjusted by the Company, in the manner determined in its sole discretion, to prevent dilution or enlargement of rights.

14. Investment Intent. The Participant acknowledges that the acquisition of shares of Common Stock to be issued hereunder is for investment purposes without a view to distribution thereof.

15. Limits on Transferability; Restrictions on Shares; Legend on Certificate. Until the eligibility conditions of this Performance Unit Award have been satisfied and shares of Common Stock have been issued in accordance with the terms of this Agreement or by action of the Company’s Board of Directors, this Performance Unit Award is not transferable and shall not be sold, transferred, assigned, pledged, gifted, hypothecated or otherwise disposed of or encumbered by the Participant. Transfers of shares of Common Stock by the Participant are subject to the Company’s Insider Trading Policy and applicable securities laws. Shares of Common Stock issued to the Participant in certificate form or to the Participant’s book entry account upon satisfaction of the vesting and other conditions of this Performance Unit Award may be restricted from transfer or sale by the Company and evidenced by stop-transfer instructions upon the Participant’s book entry account or restricted legend(s) affixed to certificates in the form as the Company or its counsel may require with respect to any applicable restrictions on sale or transfer.

16. Award Subject to the Plan and the Program. The Performance Unit Award made pursuant to this Agreement is made subject to the Plan and the Program. The terms and provisions of the Plan and the Program, as each may be amended from time to time are hereby incorporated herein by reference. In the event of a conflict between any term or provision contained in this Agreement and a term or provision of the Plan or the Program, the applicable terms and conditions of the Plan or Program will govern and prevail. However, no amendment of the Plan or the Program after the date hereof may adversely alter or impair the issuance of the Common Stock underlying the Performance Unit Award to be made pursuant to this Agreement.

17. No Rights to Continued Employment. This Agreement shall not confer upon the Participant any right to continuation of employment with the Company, its subsidiaries or affiliates, nor shall this Agreement interfere in any way with the Company’s right to terminate the Participant’s employment at any time with or without cause.

18. Legal Notices. Any legal notice necessary under this Agreement shall be addressed to the Company in care of its General Counsel at the principal executive offices of the Company and to the Participant at the address appearing in the personnel records of the Company for such Participant or to either party at such other address as either party may designate in writing to the other. Any such notice shall be deemed effective upon receipt thereof by the addressee.

19. Governing Law. The interpretation, performance and enforcement of this Agreement shall be governed by the laws of the State of New York (without regard to the conflict of laws principles thereof) and applicable federal laws. For purposes of litigating any dispute that arises directly or indirectly from the relationship of the parties evidenced by this Agreement, the parties hereby submit and consent to the exclusive jurisdiction of the State of New York and agree that such litigation shall be conducted only in the State of New York, or the federal courts for the United States for the Northern District of New York, and no other courts, where this Performance Unit Award is made and/or to be performed.

20. Headings. The headings contained in this Agreement are for convenience only and shall not affect the meaning or interpretation of this Agreement.

21. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

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This Agreement is being signed as of the Grant Date.

AngioDynamics, Inc.
By:    ______________________________
Name:    ______________________________
Title:    ______________________________

Participant
By:    ______________________________
Name:    ______________________________

APPENDIX A

I.	Company Performance Levels
The Performance Share Units will pay out in shares of Common Stock in a range of 0% to 200% of the number of Performance Share Units as follows:

TSR Performance Percentile Rank	Performance Share Units as a Percent of Target
75th Percentile or above	200%
50th Percentile	100%
25th Percentile	50%
Below 25th Percentile	0%

II.	The Peer Group (as defined in the Program) with respect to this Agreement is set forth below.

Abaxis Inc.	Lakeland Industries Inc.
Abiomed Inc.	Lemaitre Vascular, Inc.
Accuray Inc.
AlphaTec Holdings Inc.	Masimo Corporation

Articure, Inc.	Merit Medical Systems, Inc.
Atrion Corporation	Mine Safety Appliances Company
C.R. Bard, Inc.	Natus Medical Incorporated
Becton, Dickinson & Company	NuVasive, Inc.
Boston Scientific Corporation	NxStage Medical, Inc.
Cantel Medical Corp.	Resmed Inc.
Conmed Corporation
CryoLife, Inc.	RTI Surgical, Inc.
Cutera, Inc.	Solta Medical, Inc.
Cyberonics, Inc.	Span-America Medical Systems, Inc.
Cynosure, Inc.	Spectranetics Corporation
Dexcom, Inc.	St. Jude Medical, Inc.
Digirad Corp	Steris Corporation
Edwards Lifesciences Corporation	Stryker Corporation
Endologix, Inc.
Exactech, Inc.	Synergetics USA, Inc.
Haemonetics Corporation	Teleflex Incorporated
ICU Medical, Inc.	Thoratec Corporation
Insulet Corporation	Varian Medical Systems, Inc.
Integra Lifesciences Holdings Corporation	Vascular Solutions, Inc.
Intricon Corporation
Intuitive Surgical, Inc.	Wright Medical Group, Inc.
Invacare Corporation	Zimmer Holdings, Inc.

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